Exhibit 99

Hamden, CT, August 31, 2005 –Host America Corporation (NASDAQ-CAFE) seeks to provide further information regarding the subject matter of the July 12, 2005 press release and certain related personnel actions.  The July 12, 2005 press release was followed by a significant increase in trading volume and stock price over the next ten days.

On July 19, 2005, the Staff of the Securities and Exchange Commission’s Fort Worth Office initiated an informal inquiry into the facts and circumstances surrounding the press release and, on July 22, 2005, the SEC issued a Formal Order of Investigation of Host and certain of its officers, directors and others and initiated a suspension in the trading of Host’s securities.  The SEC investigation is ongoing.  In addition, on August 5, 2005 Host was notified by The NASDAQ Stock Market that the Staff of the NASDAQ Listing Investigations and Listing Qualifications Departments had determined based on a review of publicly available documents and information provided by Host to NASDAQ in relation to the issuance of the July 12, 2005 press release, that Host’s common stock should be delisted from The NASDAQ Stock Market based on public interest concerns.   Host appealed this determination and a hearing before a NASDAQ Listing Qualifications Panel has been scheduled for September 1, 2005.

With respect to the July 12, 2005 press release, Host wishes to state that, while Host believed that there was an oral understanding between Host and Wal-Mart Stores, Inc. that Host would begin surveying 10 Wal-Mart stores, there is not, and never has been, a formal, written agreement with Wal-Mart concerning the proposed 10-store survey that was the subject of the July 12, 2005 press release nor is there any agreement for the installation of LightMasterPlus®.  To date, neither Host nor its wholly-owned energy management subsidiary R.S. Services, Inc. has received from Wal-Mart a list of the 10 stores to be surveyed.  Further, it is Host’s understanding that any purchase and/or installation of the LightMasterPlus® will require approval by Wal-Mart senior management.

Based on the preliminary findings of the Special Committee’s investigation into the facts and circumstances surrounding the July 12, 2005 press release, the Board of Directors of Host voted yesterday, August 30, 2005, to take the following personnel actions:  Effective as of yesterday, Geoffrey Ramsey, Chief Executive Officer and President of Host, was placed on administrative leave without pay pending the completion of the Special Committee’s investigation and its determination regarding what further personnel actions are necessary and appropriate.  David Murphy, Chief Financial Officer of Host, was appointed to serve as acting Chief Executive Officer and President.  In addition, Mr. Ramsey has also resigned as a member and Chairman of the Board of Directors.  Mr. Ramsey was not a member of any committee of the Board of Directors.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.